Exhibit 99.1

12395 First American Way • Poway, Calif. 92064

NEWS FOR IMMEDIATE RELEASE

Contacts: Henri Van Parys Corporate Communications Manager 727.214.1072 henri.vanparys@FADV.com	Cindy Williams Investor Relations Manager 727.214.3438 clwilliams@FADV.com

JOANN M. LAING JOINS FIRST ADVANTAGE CORPORATION

AS GROUP PRESIDENT - EMPLOYER SERVICES

POWAY, Calif., June 30, 2008—First Advantage Corporation (NASDAQ: FADV), a global risk mitigation and business solutions provider, today announced the appointment of JoAnn M. Laing as president of its Employer Services segment. According to Todd L. Mavis, executive vice president - operations, to whom she will report, Laing brings a blend of business-to-business (B2B) and business-to-consumer (B2C) experience that will prove invaluable as the company’s Employer Services segment seeks opportunities to expand its talent acquisition solutions to directly engage consumers.

“As the ‘war for talent’ continues to accelerate, we are seeing job candidates take far greater control in not only the recruitment process but also in the overall management of their careers,” Mavis said. “This strengthening trend represents a unique opportunity for First Advantage to leverage our Employer Services’ B2B talent acquisition offerings and our subsidiary LeadClick Media’s B2C online advertising and lead generation services to reach employment candidates.

“JoAnn’s diverse background in finance, e-commerce, marketing, technology and vertical markets globally make her ideally suited to oversee these business units and maximize the synergies between them to successfully execute this expanding vision for First Advantage.”

Most recently, Laing was president and chief executive officer of Information Strategies, Inc., a marketing and media company with headquarters in New Jersey. Prior to that she was senior vice president and chief administrative officer at Sara Lee Apparel, where she oversaw the successful diversification of a B2B business to a B2C focus. Previously, she was part of the executive teams of Clay-Webster Associates, Olivetti and Chase Manhattan Bank after starting her career with Citicorp. Laing also served on multiple boards.

Laing is a graduate of Syracuse University’s Whitman School of Management and holds an M.B.A. from the Harvard Business School. Author of three books, Laing is a nationally-recognized thought leader in health savings accounts (HSAs) and B2B marketing. She also co-founded the National Robotics Education Foundation (the-NREF.org), a non-profit organization dedicated to advancing robotics at all educational levels.

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JoAnn Laing Joins First Advantage Corporation

Bart Valdez, former president of the Employer Services segment, will remain with the company to assist Laing with the transition, as well as continue to play an important role in pursuing critical business development opportunities.

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) combines industry expertise with information to create products and services that organizations worldwide use to make smarter business decisions. First Advantage is a leading provider of consumer credit information in the mortgage, automotive and specialty finance markets; business credit information in the transportation industry; lead generation services; motor vehicle record reports; supply chain security consulting; employment background verifications; occupational health services; applicant tracking systems; recruiting solutions; skills and behavioral assessments; business tax consulting services; litigation investigations;; computer forensics; electronic discovery; data recovery; due diligence reporting; resident screening; property management software and renters insurance. First Advantage ranks among the top companies in all of its major business lines. First Advantage is headquartered in St. Petersburg, Fla., and has more than 4,800 employees in offices throughout the United States and abroad. More information about First Advantage can be found at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a FORTUNE 500® company that traces its history to 1889. First American is America’s largest provider of business information, supplying businesses and consumers with valuable information products to support the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

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